EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

AmpliTech Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

…………………………………………………

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common	457(c)	188,442	$2.80	$527,637.60	0.0000927	$48.91

Total Offering Amounts				188,442		$527,637.60		$48.91
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$48.91

(1)

Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $2.85 (high) and $2.75 (low) sale price of the Registrant's Common as reported on the Nasdaq on 04/18/2022, which date is within five business days prior to filing this Registration Statement.